Exhibit 10.1

CHARLES & COLVARD, LTD.

FISCAL 2026 EXECUTIVE INCENTIVE PROGRAM

Adopted August 21, 2025

The Charles & Colvard, Ltd. Fiscal 2026 Executive Incentive Program (the “Program”) is a compensatory program established pursuant to the Charles & Colvard, Ltd. 2018 Equity Incentive Plan (the “2018 Plan”) for the 2026 fiscal year (i.e., July 1, 2025 through June 30, 2026). The Compensation Committee (the “Committee”) of the Board of Directors of Charles & Colvard, Ltd. (the “Company”) is charged with administering the Program. The Program covers restricted stock awards and cash bonus awards for Company directors, personnel at the level of Vice President and above, and key consultants.

The Program supersedes and replaces all prior management incentive plans or programs for all periods commencing on or after July 1, 2025.

Each award granted under the FY2026 program shall be expressed in “Units” and each Unit shall consist of, at grantee’s election:

Option A –  (1) a restricted stock award representing 65% of the Unit (the “Restricted Stock Component”), to be granted to each eligible grantee upon approval of the FY2026 program, and (2) a cash bonus award representing 35% of the Unit (the “Cash Component”), to be paid to each eligible grantee (for employees on the payroll date following the vesting date/for consultants and non-employee Board members within one month of the vesting date); or

Option B – a restricted stock award representing 100% of the Unit (the “Restricted Stock Component”), to be granted to each eligible grantee upon approval of the FY2026 program.

Grantees must elect Option A or Option B within one (1) week of when the Company files its Form 10-K for FY2025, and grantees are only allowed to change their election for future tranches no less than three (3) months before such election change will take effect. The Company may reject such election changes in the event that the grantee is in possession of material nonpublic information at the time the request is made.

As the Company’s common stock is not listed on any established stock exchange or a national market system, including without limitation, the New York Stock Exchange (“NYSE”) or the Nasdaq Stock Market (“Nasdaq”), the fair market value of the RSUs for tax purposes is defined as: 1) $0.1478, or 2) the closing stock price at the end of the prior quarter just ended if the Company stock’s average daily trading volume exceeds 100,000 shares during such previous quarter, or if the Company’s stock is listed on an American national stock exchange such as NASDAQ or NYSE by the end of such quarter.

For example, if an award is expressed as 100,000 Units and all 100,000 Units vest and the eligible grantee has elected Option A (65%/35% split), the Restricted Stock Component of the 100,000 Units would equate to 65,000 fully vested shares of the Company’s Common Stock. Assuming the Vesting FMV is $1.00, the Cash Component would equate to $35,000 (100,000 Units multiplied by 0.35 multiplied by $1.00).

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For the avoidance of doubt, the Cash Component of a Unit does not represent any security interest in the Company, and does not in any way represent an ownership interest in the Company, nor does it give an eligible grantee any rights as a shareholder of the Company.

An eligible grantee must remain in continuous service until the end of the applicable quarter (the “Vesting Date”) for restrictions to fully lapse on the Restricted Stock Component and for the Cash Component (if applicable) to be paid.

Under the FY2026 Program, the eligible grantees shall be eligible to receive the following Units:

Position	Units
Executive Chairman	480,000
Executive Director	240,000
Director	24,000
Chief Executive Officer	240,000
Chief Financial Officer and Chief Operating Officer	102,000
Vice President(s)	102,000

Source of Equity Compensation Units; Coordination with 2018 Plan

The Restricted Stock Component and the Cash Component of all Units granted pursuant to the Program shall be issued under and pursuant to the 2018 Plan. All terms, conditions, and requirements of the 2018 Plan are expressly incorporated into the Program by reference.

The Restricted Stock Component of all Units granted pursuant to the Program shall be evidenced by an appropriate Restricted Stock Award Agreement in the form approved by the Committee for use under the 2018 Plan, and the Restricted Stock Component of each Unit hereunder shall be subject to the terms and conditions set forth in the applicable Restricted Stock Award Agreement and the 2018 Plan. To the extent there is any conflict or ambiguity between the terms of the FY2026 Program and the 2018 Plan or between the FY2026 Program and any applicable Restricted Stock Award Agreement, the terms of the 2018 Plan or the applicable Restricted Stock Award Agreement shall control.

Amendment and Termination of the Program

The Program may be amended or terminated at any time by the Committee or the Company’s Board of Directors. The Committee shall have unilateral authority to amend the Program and any Unit granted pursuant to the Program (without the recipient’s consent, unless otherwise required under the 2018 Plan) to the extent necessary to comply with applicable laws, rules, or regulations or changes to applicable laws, rules, or regulations (including but not limited to Section 409A of the Internal Revenue Code of 1986, as amended, federal securities laws, or related regulations or other guidance).

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Withholding; Tax Matters

In accordance with the terms of the 2018 Plan and applicable Restricted Stock Award Agreements thereunder, the Company shall withhold, or shall require the recipient to pay the Company in cash, the amount of any local, state, federal, foreign, or other tax or other amount required by any governmental authority to be withheld and paid over by the Company to such authority for the account of the recipient. The Company makes no warranties or representations with respect to the tax consequences (including but not limited to income tax consequences) related to the transactions contemplated by the FY2026 Program and the 2018 Plan. A recipient should consult with his/her own attorney, accountant, and/or tax advisor regarding the decision to accept equity compensation awards under the Program and the consequences thereof. The Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for any recipient.

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